Exhibit (c)(16)

P.Virgil – Selected deal workstreams and assignments

General Workstream	Specific Workstream / Task	Management	FT Partners	Barclays	Notes
Due Diligence	Initial Materials & VDR Preparation	R	R	C	• Management & FT Partners finalized VDR; Barclays reviewed all VDR files and provided comments that were reflected in the VDR content available at launch
	Ongoing Diligence Management	R	R	R	• Management, FT Partners, and Barclays collaborating for efficient diligence responses
	General VDR Management	A	R	R	• FT Partners and Barclays manage finalizing of files for diligence, posting to VDR, and access / permission of external parties to VDR
Process for Soliciting & Selecting Non-Binding Bids	Send Bid Letters	I	R	R	• FT Partners sent, copying Barclays
	Management Meetings	R	A	A	• FT Partners and Barclays attending all calls / meetings
	Ongoing Process Communications w/ Buyers	I	R	R	• FT Partners and Barclays share lead of buyer communications, calls, email correspondence, etc.
	Receiving & Reviewing Bids	I	R	R	• Bidders have been asked to send bids to FT Partners and Barclays • FT Partners & Barclays to review proposals and advise Company BoD, including independently providing valuation data points and context
	Supporting Negotiations of Non-Binding Bids	I	R	R	• FT Partners and Barclays to share lead of communication directly with bidder(s) regarding non-binding bids
	Advising on Selection of Buyer(s) to Advance	C	R	R	• FT Partners and Barclays to advise Company BoD on selection of buyer(s) to advance
Confirmatory Diligence & Negotiation of Final Deal Terms	Negotiating Final Deal Terms	A	A	A	• FT Partners and Barclays to negotiate directly with final bidder(s) with script agreed upon with the Company BoD
	Definitive Documentation	A	C	C	• FT Partners and Barclays to support legal counsel regarding definitive documentation where relevant

RACI Matrix Legend

Responsible	Accountable	Consulted	Informed

FINANCIAL TECHNOLOGY PARTNERS

DRAFT

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